Exhibit 10.2

2005 Board Compensation Policy Summary

Cash Compensation:

Meetings	2004 Amount Per Meeting	No. of Meetings (FY 2004)	2005 Amount Per Meeting

Board		5
Chair	$7,000		$7,000
Member	$5,000		$5,000

Audit Committee		5
Chair*	$5,000		$2,500
Member	$1,500		$1,500

Governance & Nominating Committee		5
Chair	$1,500		$2,500
Member	$1,000		$1,000

Compensation Committee		1
Chair	$1,500		$2,500
Member	$1,000		$1,000

*	For 2005, the Chair will also receive $10,000 per quarter in addition to the $2,500 meeting fee.

Other Compensation:

Automatic Options:
New Director Grant (1 in FY 2004)	10,000 options
Continuing Director Grant (4 in FY 2004)	2,500 options
Continuing Chair Grant (1 in FY 2004)	3,750 options

Discretionary Options:
Continuing Director Grant (4 in FY 2004)	5,000 options
Continuing Chair Grant (1 in FY 2004)	6,250 options

Stock Bonus Award:
Director Award (5 in FY 2004)	$25,000 (1,248 shares in 2004)
Chair Award (1 in FY 2004)	$30,000 (1,497 shares in 2004)